EXHIBIT 5.1
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                                                            LANSING, MICHIGAN
TELEPHONE: (313) 465-7000
FAX: (313) 465-8000
http://law. Honigmann. com


                               October 30, 1998


Neogen Corporation
620 Lesher Place
Lansing, Michigan  48912

Ladies and Gentlemen:

         We have represented Neogen Corporation, a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 400,000 of the Company's Common Shares, par value $.16 per share (the "Common Shares"), issued or to be issued pursuant to options granted under the Neogen Corporation 1997 Stock Option Plan (the "Plan").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that (i) the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, (ii) when issued and sold by the Company in accordance with the Plan and the stock options exercised thereunder, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                      Very truly yours,

                                      /s/HONIGMAN MILLER SCHWARTZ AND COHN

                                      HONIGMAN MILLER SCHWARTZ AND COHN

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